` FOR IMMEDIATE RELEASE McCORMICK REPORTS STRONG THIRD QUARTER SALES GROWTH AND UPDATES 2021 FINANCIAL OUTLOOK HUNT VALLEY, Md., Sept. 30, 2021 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the third quarter ended August 31, 2021. • Sales rose 8% in the third quarter from the year-ago period. In constant currency, the Company grew sales 5%. • Operating income was $265 million in the third quarter compared to $273 million in the year- ago period. Adjusted operating income was $272 million compared to $273 million in the third quarter of 2020. • Earnings per share was $0.79 in the third quarter as compared to $0.76 in the year-ago period. Adjusted earnings per share rose 5% to $0.80 from $0.76 in the year-ago period. • For fiscal year 2021, McCormick updated its sales outlook to expected growth of 12% to 13%, or 9% to 10% in constant currency. Chairman, President & CEO's Remarks Lawrence E. Kurzius, Chairman, President and CEO, stated, “Our third quarter results continue to demonstrate the strength and breadth of McCormick's offering. We grew sales 8% in the third quarter and, notably, on a two-year basis, grew sales 17%, which reflects our robust growth momentum in both segments and strong contributions from our Cholula and FONA acquisitions. Our Consumer segment results reflect the sustained shift to consumer at-home consumption, higher than pre-pandemic levels, as well as lapping the year-ago elevated demand in the lockdown days of the pandemic. In our Flavor Solutions segment, growth was driven equally from packaged food and beverage companies as well as our restaurant and other foodservice customers, many of which were lapping the curtailment in away- from-home dining in the year-ago period. We are currently operating in a dynamic cost environment and like the rest of the industry, experiencing cost pressures. While the profit driven by our strong third quarter sales growth was tempered by higher inflation and industry-wide logistics challenges, we expect to manage through this inflationary environment as we have successfully done in the past, including through pricing, and fully offset cost pressures over time. Importantly, our strong growth trajectory supports our confidence in our long-term financial algorithm to drive continuous value creation through top line growth and margin expansion. Remarkably, year-to-date versus 2019, we have driven sales, adjusted operating

` income and adjusted earnings per share growth of nearly 20% across all three metrics. The combination of our broad and advantaged portfolio, the execution of our strategies to capitalize on accelerating consumer trends and the engagement of our employees have positioned us well to continue to drive differentiated growth. “We are capitalizing on the sustained shift to cooking more at home, increased digital engagement, clean and flavorful eating, and trusted brands, which we are confident will persist beyond the pandemic. The strategic investments we have made, including in our supply chain resiliency and brand marketing, provide a foundation for long-term, sustainable growth while enhancing our agility and our relevance with our consumers and customers. As we enter the fourth quarter, we are narrowing our full year sales outlook to the high-end of our previous range and, recognizing there remains a degree of uncertainty in the cost environment, we are lowering our adjusted operating income outlook. We are confident in our robust sales growth momentum and our ability to successfully navigate through the transitory broad-based supply chain challenges the world is currently experiencing. We have a strong foundation and remain focused on the long-term goals, strategies and values that have made us so successful. “I want to recognize McCormick employees around the world as the collective power of our people drives our momentum and our success. With our vision to stand together for flavor and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth and build long-term value for our shareholders." Third Quarter 2021 Results McCormick reported an 8% sales increase in the third quarter from the year-ago period, including a 3% favorable impact from currency. Sales from Cholula and FONA, acquired in November 2020 and December 2020, respectively, added 4% to the sales increase. Flavor Solutions segment sales increased 21%, or 17% in constant currency, driven by incremental sales from acquisitions, growth with packaged food and beverage companies as well as higher sales of away-from-home products. Consumer segment sales grew 1%, including a 2% favorable impact from currency, on top of 15% growth in the third quarter of 2020. Despite the difficult year-over-year comparison, Consumer segment sales reflect the sustained shift to consumers cooking more at home, fueled by the Company’s brand marketing, strong digital engagement, new products, and acquisition growth. Gross profit margin declined 260 basis points versus the year-ago period driven by higher cost inflation and unfavorable product mix, partially offset by cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program. Operating income was $265 million in the third quarter of 2021 compared to $273 million in the year-ago period. This decline included $1 million of transaction and integration expenses related to the acquisitions of Cholula and FONA as well as $6 million of special charges. Excluding transaction and integration expenses as well as special charges, adjusted operating income of $272 million in the third quarter was comparable to $273 million in the year-ago period. In constant currency, adjusted operating income declined 3%. The favorable impact of higher sales and CCI-led cost savings was more than offset by gross margin compression and higher brand marketing investments.

` Earnings per share was $0.79 in the third quarter of 2021 compared to $0.76 in the third quarter of 2020. Transaction and integration expenses and special charges lowered earnings per share by $0.01 in the third quarter of 2021. Excluding this impact, adjusted earnings per share was $0.80 in the third quarter of 2021 compared to $0.76 in the year-ago period. This 5% increase in adjusted earnings per share was driven by higher sales and a lower adjusted income tax rate, partially offset by higher cost inflation. Year-to-date net cash provided by operating activities was $373 million compared to $627 million through the third quarter of 2020. The decrease was primarily due to the higher use of cash associated with working capital, including the impact of higher inventory levels to support increased demand and mitigate supply and service issues, and the payment of transaction and integration costs. Fiscal Year 2021 Financial Outlook McCormick is capitalizing on the sustained shift to cooking more at home and the growing consumer interests in clean and flavorful eating, increased digital engagement, trusted brands and purpose- minded practices. These long-term trends have accelerated during the COVID-19 pandemic and are expected to persist beyond the pandemic. The Company expects the shift in consumer behavior to cooking and eating more at home to be sustained at higher than pre-pandemic levels, as well as a gradual recovery in the demand from restaurant and other foodservice customers which have been impacted by the curtailment of away-from-home dining. McCormick is well positioned for continued growth through the combination of its alignment with these consumer trends, the breadth and reach of its flavor portfolio and its effective growth strategies. The Company reaffirms the three-percentage point favorable impact from currency rates on sales and the two-percentage point favorable impact from currency on adjusted operating income and adjusted earnings per share. In 2021, the Company now expects to grow sales by 12% to 13% compared to 2020, which in constant currency is 9% to 10% and includes the incremental impact of the Cholula and FONA acquisitions. This is at the high-end of the Company's previous projection of 11% to 13%, or 8% to 10% in constant currency. McCormick expects to drive organic sales growth in both its Consumer and Flavor Solutions segments in 2021 driven by brand marketing, new products, category management and differentiated customer engagement. The Company's expected sales growth also includes the impact of pricing actions taken to partially offset an anticipated mid-single digit increase in costs. Operating income in 2021 is expected to grow by 2% to 4% from $1.0 billion in 2020. The Company anticipates transaction and integration expenses related to the Cholula and FONA acquisitions of approximately $38 million in 2021. In addition, McCormick currently expects approximately $26 million of special charges in 2021 that relate to previously announced organization and streamlining actions. Excluding the impact of transaction and integration expenses as well as special charges in 2021 and 2020, adjusted operating income is expected to grow by 6% to 8%, which in constant currency is 4% to 6%. This compares to the Company’s previous projection of 10% to 12%, or 8% to 10% in constant currency and primarily reflects higher inflation and industry-wide logistics challenges. While the Company continues to project a mid-single digit increase in inflation, the rate is higher than previously anticipated due to recent acceleration. The expected adjusted operating income growth range includes strong base business growth and acquisition contribution partially offset by a 4% impact from incremental 2021 business transformation and first-half volume driven COVID-19 related expenses.

McCormick increased its projected 2021 earnings per share to be in the range of $2.80 to $2.85, compared to $2.78 of earnings per share in 2020. The Company expects the net impact of the transaction and integration expenses, including an unfavorable income tax expense impact from a discrete item related to the acquisition of FONA, as well as special charges and the gain on the sale of the Company's minority stake in Eastern Condiments Private Ltd to lower earnings per share by $0.17 in 2021. Excluding these impacts, the Company projects 2021 adjusted earnings per share to be in the range of $2.97 to $3.02, as compared to previously reported guidance of $3.00 to $3.05. The decline is driven by the updated adjusted operating income outlook, partially offset by an expected mid-single digit increase in income from unconsolidated operations and a reduction of the Company's 2021 projected adjusted effective tax rate to approximately 21%. The Company's updated adjusted earnings per share outlook represents an expected increase of 5% to 7%, including a favorable impact from currency, as compared to $2.83 of adjusted earnings per share in 2020. This reflects strong base business growth and acquisition contribution, partially offset by a 4% impact from incremental 2021 business transformation and COVID-19 related expenses and a 1% headwind from an anticipated increase in the projected adjusted effective tax rate.

Business Segment Results

Consumer Segment

(in millions)	Three months ended		Nine months ended	
	8/31/2021	8/31/2020	**8/31/2021**	8/31/2020
Net sales	**$ 921.9**	$ 910.9	**$ 2,813.9**	$ 2,573.0
Operating income, excluding special charges, transaction and integration expenses	**187.8**	209.0	**554.5**	560.2

Consumer segment sales increased 1% from the third quarter of 2020, which includes a 3% increase from the Cholula acquisition. In constant currency, sales declined 1%, due to lapping the substantially high demand for McCormick products in the year-ago period driven by consumers eating and cooking more at home during the lockdown days of the pandemic.

- Consumer sales in the Americas was comparable to the third quarter of 2020, including a 3% increase from the Cholula acquisition. In constant currency, sales decreased 1% due to lapping the substantially high demand in the year-ago period despite the sustained shift to consumer at-home consumption remaining higher than pre-pandemic levels.

- Consumer sales in Europe, Middle East and Africa (EMEA) declined 6% compared to the year-ago period, including a 5% favorable impact from currency. In constant currency, sales declined 11% due to the exceptionally high demand in the year-ago period.

- Consumer sales in the Asia/Pacific region increased 20% compared to the year-ago period. In constant currency, sales increased 11% driven by the products related to away-from-home consumption in McCormick's portfolio, mainly due to the recovery compared to the year-ago period. Partially offsetting this increase were declines of cooking at-home products across the region versus elevated demand in the year-ago period.

Consumer segment operating income, excluding transaction and integration expenses, as well as special charges, decreased 10% to $188 million for the third quarter of 2021 compared to $209 million in the year-ago period. In constant currency, Consumer operating income decreased 12%. The decline was driven by higher cost inflation, partially offset by CCI-led cost savings.

Flavor Solutions Segment

(in millions)	Three months ended		Nine months ended	
	8/31/2021	8/31/2020	**8/31/2021**	8/31/2020
Net sales	**$ 627.5**	$ 519.4	**$ 1,773.7**	$ 1,470.4
Operating income, excluding special charges, transaction and integration expenses	**84.5**	64.1	**238.3**	168.4

Flavor Solutions segment sales increased 21% in the third quarter. In constant currency, sales increased 17%, with the FONA and Cholula acquisitions contributing 8% to that increase. Higher sales to our packaged food and beverage customers and our restaurant and other foodservice customers contributed equally to the increase.

- In the Americas, Flavor Solutions sales rose 21% compared to the third quarter of 2020, with the FONA and Cholula acquisitions contributing 12% to that increase. In constant currency, sales increased 19% from the year-ago period driven by higher sales to branded foodservice customers coupled with continued growth with packaged food and beverage companies.

- The EMEA region's Flavor Solutions sales increased 28% compared to the third quarter of 2020, and in constant currency grew 19%. Higher sales to quick service restaurants and branded foodservice customers combined with strong growth with packaged food companies drove the increase.

- The Asia/Pacific region's Flavor Solutions sales grew 8% compared to the third quarter of 2020. In constant currency, sales increased 1%. This increase was driven by quick service restaurants, partially impacted by the timing of customers' promotional activities.

Flavor Solutions segment operating income, excluding transaction and integration expenses, as well as special charges, increased 32% to $85 million for the third quarter of 2021 compared to $64 million in the year-ago period. In constant currency, Flavor Solutions operating income increased 27%. Higher sales, favorable product mix and CCI-led cost savings more than offset higher cost inflation. Additionally, the leverage of fixed costs resulting from higher sales had a favorable impact on the Flavor Solutions segment's operating income margin.

` Non-GAAP Financial Measures The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share. These represent non- GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following: Special charges - In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion. Transaction and integration expenses associated with the Cholula and FONA acquisitions – We exclude certain costs associated with our acquisitions of Cholula and FONA in November and December 2020, respectively, and their subsequent integration into the Company. Such costs, which we refer to as “Transaction and integration expenses”, include transaction costs associated with the acquisition, as well as integration costs following the acquisition, including the impact of any acquisition date fair value adjustment for inventory, together with the impact of discrete tax items, if any, directly related to each acquisition. Income from sale of unconsolidated operations – We exclude the gain realized with our sale of an unconsolidated operation in March 2021 that occurred during the second quarter of fiscal 2021. The sale of our 26% interest in Eastern Condiments Private Ltd resulted in a gain of $13.4 million, net of tax of $5.7 million. The gain is included in Income from unconsolidated operations in our consolidated income statement. We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Nine Months Ended	
	8/31/2021	8/31/2020	**8/31/2021**	8/31/2020
Gross profit	**$ 599.6**	$ 590.3	**$ 1,791.7**	$ 1,639.7
Impact of transaction and integration expenses included in cost of goods sold (1)	**—**	—	**6.3**	—
Adjusted gross profit	**$ 599.6**	$ 590.3	**$ 1,798.0**	$ 1,639.7
Adjusted gross profit margin (2)	**38.7 %**	41.3 %	**39.2 %**	40.6 %
Operating income	**$ 265.2**	$ 273.0	**$ 738.9**	$ 724.6
Impact of transaction and integration expenses included in cost of goods sold (1)	**—**	—	**6.3**	—
Impact of other transaction and integration expenses (1)	**1.3**	—	**27.0**	—
Impact of special charges	**5.8**	0.1	**20.6**	4.0
Adjusted operating income	**$ 272.3**	$ 273.1	**$ 792.8**	$ 728.6
% (decrease) increase versus year-ago period	**(0.3)%**		**8.8 %**	
Adjusted operating income margin (3)	**17.6 %**	19.1 %	**17.3 %**	18.0 %
Income tax expense	**$ 31.5**	$ 46.9	**$ 135.5**	$ 117.4
Impact of transaction and integration expenses (1)	**1.2**	—	**(3.1)**	—
Impact of special charges	**1.4**	—	**4.9**	1.2
Adjusted income tax expense	**$ 34.1**	$ 46.9	**$ 137.3**	$ 118.6
Adjusted income tax rate (4)	**14.1 %**	19.3 %	**19.6 %**	18.6 %
Net income	**$ 212.4**	$ 206.1	**$ 557.9**	$ 546.7
Impact of transaction and integration expenses (1)	**0.1**	—	**36.4**	—
Impact of special charges	**4.4**	0.1	**15.7**	2.8
Impact of after-tax gain on sale of unconsolidated operation	**—**	—	**(13.4)**	—
Adjusted net income	**$ 216.9**	$ 206.2	**$ 596.6**	$ 549.5
% increase versus year-ago period	**5.2 %**		**8.6 %**	
Earnings per share - diluted	**$ 0.79**	$ 0.76	**$ 2.07**	$ 2.03
Impact of transaction and integration expenses (1)	**—**	—	**0.14**	—
Impact of special charges	**0.01**	—	**0.05**	0.01
Impact of after-tax gain on sale of unconsolidated operation	**—**	—	**(0.05)**	$ —
Adjusted earnings per share - diluted	**$ 0.80**	$ 0.76	**$ 2.21**	$ 2.04
% increase versus year-ago period	**5.3 %**		**8.3 %**

` (1) Transaction and integration expenses include transaction and integration expenses associated with our acquisitions of Cholula and FONA. These expenses include transaction expenses, integration expenses, including the effect of the fair value adjustment of acquired inventory on cost of goods sold and the unfavorable impact of a discrete deferred state income tax expense item, directly related to our December 2020 acquisition of FONA. This discrete tax item had a favorable impact of $1.0 million in the three months ended August 31, 2021 and a net unfavorable impact of $10.4 million or $0.04 per diluted share for the nine months ended August 31, 2021. (2) Adjusted gross profit margin is calculated as adjusted gross profit as a percentage of net sales for each period presented. (3) Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented. (4) Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding transaction and integration expenses and special charges of $241.9 million and $701.5 million for the three and nine months ended August 31, 2021, respectively, and $243.5 million and $637.9 million for the three and nine months ended August 31, 2020, respectively. Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non- GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results). Percentage changes in sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Rates of constant currency growth (decline) follow:

	Three Months Ended August 31, 2021		
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales			
Consumer segment			
Americas	0.2%	0.8%	(0.6)%
EMEA	(6.0)%	4.6%	(10.6)%
Asia/Pacific	20.2%	9.6%	10.6%
Total Consumer segment	1.2%	2.4%	(1.2)%
Flavor Solutions segment			
Americas	20.8%	2.2%	18.6%
EMEA	28.1%	8.7%	19.4%
Asia/Pacific	8.4%	7.6%	0.8%
Total Flavor Solutions segment	20.8%	4.2%	16.6%
Total net sales	8.3%	3.0%	5.3%
Adjusted operating income			
Consumer segment	(10.1)%	1.5%	(11.6)%
Flavor Solutions segment	31.8%	5.2%	26.6%
Total adjusted operating income	(0.3)%	2.4%	(2.7)%

	Nine Months Ended August 31, 2021		
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales			
Consumer segment			
Americas	5.1%	0.7%	4.4%
EMEA	10.0%	6.9%	3.1%
Asia/Pacific	36.8%	9.9%	26.9%
Total Consumer segment	9.4%	2.8%	6.6%
Flavor Solutions segment			
Americas	17.7%	1.3%	16.4%
EMEA	30.7%	7.1%	23.6%
Asia/Pacific	22.0%	9.4%	12.6%
Total Flavor Solutions segment	20.6%	3.3%	17.3%
Total net sales	13.5%	3.0%	10.5%
Adjusted operating income			
Consumer segment	(1.0)%	2.4%	(3.4)%
Flavor Solutions segment	41.5%	3.4%	38.1%
Total adjusted operating income	8.8%	2.6%	6.2%

` To present “constant currency” information for the fiscal year 2021 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company’s budgeted exchange rates for 2021 and are compared to the 2020 results, translated into U.S. dollars using the same 2021 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2020. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2020 or projected shares outstanding for fiscal year 2021, as appropriate. Projection for the Year Ending November 30, 2021 Percentage change in net sales 12% to 13% Impact of favorable foreign currency exchange 3 % Percentage change in net sales in constant currency 9% to 10% Percentage change in adjusted operating income 6% to 8% Impact of favorable foreign currency exchange 2 % Percentage change in adjusted operating income in constant currency 4% to 6% Percentage change in adjusted earnings per share — diluted 5% to 7% Impact of favorable foreign currency exchange 2 % Percentage change in adjusted earnings per share in constant currency — diluted 3% to 5% The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2021 and actual results for 2020: Twelve Months Ended 2021 Projection 11/30/20 Earnings per share - diluted $2.80 to $2.85 $ 2.78 Impact of transaction and integration expenses 0.15 0.04 Impact of special charges 0.07 0.01 Impact of sale of unconsolidated investment (0.05) — Adjusted earnings per share $2.97 to $3.02 $ 2.83 Live Webcast As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address. Forward-Looking Information

` Certain information contained in this release, including statements concerning expected performance, such as those relating to net sales, gross margins, earnings, cost savings, transaction and integration expenses, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the impact of COVID-19 on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company, including the acquisitions of Cholula and FONA; the expected impact of the inflationary cost environment, including commodities, packaging materials and transportation costs on our business; the expected impact of pricing actions on the company's results of operations and gross margins; the expected impact of factors affecting our supply chain, including transportation capacity, labor shortages and absenteeism; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement ("CCI") program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning ("ERP") system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; the company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preferences and demand; business interruptions due to natural disasters, unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses, including the acquisitions of Cholula and FONA; global economic and financial conditions generally, including the impact of the exit of the United Kingdom from the European Union, availability of financing, interest and inflation

` rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the Cholula and FONA acquisitions as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; risks associated with the phase-out of LIBOR; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. About McCormick McCormick & Company, Incorporated is a global leader in flavor. As a Fortune 500 company with over $5 billion in annual sales across 160 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn. # # # For information contact: Investor Relations: Kasey Jenkins - kasey_jenkins@mccormick.com Corporate Communications: Lori Robinson - lori_robinson@mccormick.com (Financial tables follow)

` Third Quarter Report McCormick & Company, Incorporated Consolidated Income Statement (Unaudited) (In millions except per-share data) Three months ended Nine months ended August 31, 2021 August 31, 2020 August 31, 2021 August 31, 2020 Net sales $ 1,549.4 $ 1,430.3 $ 4,587.6 $ 4,043.4 Cost of goods sold 949.8 840.0 2,795.9 2,403.7 Gross profit 599.6 590.3 1,791.7 1,639.7 Gross profit margin 38.7% 41.3% 39.1% 40.6 % Selling, general and administrative expense 327.3 317.2 1,005.2 911.1 Transaction and integration expenses 1.3 — 27.0 — Special charges 5.8 0.1 20.6 4.0 Operating income 265.2 273.0 738.9 724.6 Interest expense 33.9 33.5 103.3 103.2 Other income, net 3.5 3.9 12.0 12.5 Income from consolidated operations before income taxes 234.8 243.4 647.6 633.9 Income tax expense 31.5 46.9 135.5 117.4 Net income from consolidated operations 203.3 196.5 512.1 516.5 Income from unconsolidated operations 9.1 9.6 45.8 30.2 Net income $ 212.4 $ 206.1 $ 557.9 $ 546.7 Earnings per share - basic $ 0.79 $ 0.77 $ 2.09 $ 2.05 Earnings per share - diluted $ 0.79 $ 0.76 $ 2.07 $ 2.03 Average shares outstanding - basic 267.4 266.7 267.2 $ 266.3 Average shares outstanding - diluted 270.0 269.6 270.0 269.0

` Third Quarter Report McCormick & Company, Incorporated Consolidated Balance Sheet (Unaudited) (In millions) August 31, 2021 November 30, 2020 Assets Cash and cash equivalents $ 312.6 $ 423.6 Trade accounts receivable, net 541.0 528.5 Inventories 1,202.4 1,032.6 Prepaid expenses and other current assets 104.9 98.9 Total current assets 2,160.9 2,083.6 Property, plant and equipment, net 1,113.5 1,028.4 Goodwill 5,379.5 4,986.3 Intangible assets, net 3,478.3 3,239.4 Investments and other assets 752.2 752.0 Total assets $ 12,884.4 $ 12,089.7 Liabilities Short-term borrowings and current portion of long-term debt $ 1,535.9 $ 1,150.6 Trade accounts payable 1,023.1 1,032.3 Other accrued liabilities 602.3 863.6 Total current liabilities 3,161.3 3,046.5 Long-term debt 3,985.0 3,753.8 Deferred taxes 752.6 727.2 Other long-term liabilities 582.4 622.2 Total liabilities 8,481.3 8,149.7 Shareholders’ equity Common stock 2,042.1 1,981.3 Retained earnings 2,780.0 2,415.6 Accumulated other comprehensive loss (435.6) (470.8) Total McCormick shareholders' equity 4,386.5 3,926.1 Non-controlling interests 16.6 13.9 Total shareholders’ equity 4,403.1 3,940.0 Total liabilities and shareholders’ equity $ 12,884.4 $ 12,089.7

` Third Quarter Report McCormick & Company, Incorporated Consolidated Cash Flow Statement (Unaudited) (In millions) Nine Months Ended August 31, 2021 August 31, 2020 Operating activities Net income $ 557.9 $ 546.7 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 139.1 123.9 Stock-based compensation 54.2 37.8 Amortization of inventory fair value adjustments associated with acquisitions 6.3 — Fixed asset impairment charge 6.5 — Income from unconsolidated operations (45.8) (30.2) Changes in operating assets and liabilities (net of businesses acquired) Trade accounts receivable 1.3 18.4 Inventories (156.5) (129.4) Trade accounts payable (16.7) 47.4 Other assets and liabilities (195.2) (11.3) Dividends from unconsolidated affiliates 21.8 23.4 Net cash flow provided by operating activities 372.9 626.7 Investing activities Acquisition of businesses (net of cash acquired) (706.4) — Proceeds from sale of unconsolidated operations 65.4 — Capital expenditures (including software) (189.9) (145.6) Other investing activities 0.3 2.3 Net cash flow used in investing activities (830.6) (143.3) Financing activities Short-term borrowings, net (118.9) (432.0) Long-term debt borrowings 1,001.5 506.4 Payment of debt issuance costs (1.9) (1.1) Long-term debt repayments (255.3) (256.0) Proceeds from exercised stock options 10.5 54.1 Taxes withheld and paid on employee stock awards (13.3) (10.7) Common stock acquired by purchase (3.2) (46.0) Dividends paid (272.4) (247.4) Net cash flow provided by (used in) financing activities 347.0 (432.7) Effect of exchange rate changes on cash and cash equivalents (0.3) 14.9 (Decrease) increase in cash and cash equivalents (111.0) 65.6 Cash and cash equivalents at beginning of period 423.6 155.4

` Cash and cash equivalents at end of period $ 312.6 $ 221.0